Exhibit 99.1

PRESS ANNOUNCEMENT

Date:	August 27, 2012

Contact:	James H. Nicholson

Chief Financial Officer

440-248-7171

PVF Capital Corp. Announces Termination of October 2009 Regulatory Order by Office of the Comptroller of the Currency

Solon, OH - PVF Capital Corp. (Nasdaq: PVFC), the parent company of Park View Federal Savings Bank, announced today that the Office of the Comptroller of the Currency (OCC) has lifted the regulatory order that has been in effect with respect to the Bank since October 2009. The Bank has met the targets established by the regulatory order, including tier one capital, risk-based capital and classified and criticized assets ratios, as well as achieving profitability.

Robert J. King, Jr., President and Chief Executive Officer, commented, “The OCC’s removal of the regulatory order is a significant milestone and a major step forward for Park View. We continue to strengthen our position for long-term growth and profitability, and we have seen steady improvement in earnings and asset quality. We have broadened our product offerings, added resources to our commercial banking and small-business lending teams, and will continue to focus on our transformation strategy to deliver sustained profitability as a strong community bank.”

The regulatory order was issued October 19, 2009, and required the Bank to raise its tier one (core) capital level to at least 8% of adjusted total assets, and its total risk-based capital to at least 12% of risk-weighted assets. The Company raised $30 million in new capital in March 2010. As of June 30, 2012, the ratio of tier one capital to adjusted total assets stood at 8.74%, and total risk-based capital to risk-weighted assets was 13.10%.

The Bank also now exceeds the asset quality requirements of the regulatory order. As of June 30, 2012, its level of classified assets to core capital plus general valuation allowance ratio was 48.2%, and its level of classified assets plus special mention assets to core capital plus general valuation allowance ratio was 55.0%. The regulatory order requires these ratios to be no greater than 50% and 65%, respectively.

The quarter ended June 30, 2012, marked the Company’s 11th consecutive quarter of progress in reducing its problem assets. “This improvement is a result of our multi-year strategic plan to improve the Bank’s balance sheet, reduce problem assets, and build the infrastructure and culture needed to transform Park View into a relationship-based commercial bank,” King said. “We are proud of our entire team, which has worked diligently to comply with the regulatory order and enhance our profitability during a difficult macroeconomic period.”

About PVF Capital Corp.

Park View Federal is a wholly owned subsidiary of PVF Capital Corp. and operates 17 full-service offices located throughout the Greater Cleveland area. For additional information, visit the Company’s web site at parkviewfederal.com. PVF Capital Corp.’s common shares trade on the NASDAQ Capital Market under the symbol PVFC.

Cautionary Note on Forward-Looking Statements

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, interest rate changes, real estate values, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. This press release contains time-sensitive information that reflects management’s best analysis only as of the date of this document. The Company does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.

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